November 9, 2006
Filed under Rule 433
Registration Nos. 333-72546 and 333-118186

Pricing Term Sheet

Issuer:	Merck & Co., Inc.
Size:	$250,000,000
Title:	5 1/8% Notes due 2011
Maturity:	November 15, 2011
Coupon:	5 1/8%
Price to Public:	99.860% of face amount
Yield to maturity:	5.157%
Spread to Benchmark Treasury:	55 basis points
Benchmark Treasury:	4 5/8% due October 31, 2011
Benchmark Treasury Spot and Yield:	100-2+ and 4.607%
Proceeds (Before Expenses) to Issuer:	$249,650,000
Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2007
Redemption Provisions:
Make-Whole Call:	T + 10 basis points
Trade Date:	November 9, 2006
Settlement Date:	November 14, 2006 (T+3)
CUSIP:	589331 AL 1
ISIN:	US589331AL15
Denominations:	$2,000 minimum and $1,000 in excess thereof
Moody's: Aa3, outlook negative
S&P: AA–, outlook negative
Ratings:
Joint Bookrunning Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Co-Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free 1-877-471-2526 or Credit Suisse Securities (USA) LLC toll free 1-800-221-1037.

November 9, 2006
Filed under Rule 433
Registration Nos. 333-72546 and 333-118186

Pricing Term Sheet

Issuer:	Merck & Co., Inc.
Size:	$500,000,000
Title:	5 3/4% Notes due 2036
Maturity:	November 15, 2036
Coupon:	5 3/4%
Price to Public:	99.518% of face amount
Yield to maturity:	5.784%
Spread to Benchmark Treasury:	105 basis points
Benchmark Treasury:	4 1/2% due February 15, 2036
Benchmark Treasury Spot and Yield:	96-10 and 4.734%
Proceeds (Before Expenses) to Issuer:	$497,590,000
Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2007
Redemption Provisions:
Make-Whole Call:	T + 20 basis points
Trade Date:	November 9, 2006
Settlement Date:	November 14, 2006 (T+3)
CUSIP:	589331 AM 9
ISIN:	US589331AM97
Denominations:	$2,000 minimum and $1,000 in excess thereof
Moody’s: Aa3, outlook negative
S&P: AA–, outlook negative
Ratings:
Joint Bookrunning Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Co-Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free 1-877-471-2526 or Credit Suisse Securities (USA) LLC toll free 1-800-221-1037.